Exhibit 99.1

Contacts:	Investors/Analysts
Julie Prozeller
FTI Consulting
212-850-5721
alliancedata@fticonsulting.com

Media
Shelley Whiddon
Alliance Data
214-494-3811
Shelley.Whiddon@AllianceData.com

Alliance Data Reports Record First-Quarter 2012 Results
· Revenue Increases 20 Percent to $892 million
· Core Earnings Increase 30 Percent to $147 million
·Core EPS Increases 17 Percent to $2.38

Dallas, TX, April 19, 2012 – Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, today announced results for the quarter ended March 31, 2012.

SUMMARY	Quarter Ended March 31,
(in millions, except per share amounts)	2012	2011	% Change

Revenue	$891.6	$740.4	20%
Net income	$115.2	$86.4	33%
Net income per diluted share	$1.86	$1.56	19%
Diluted shares outstanding	61.8	55.4	12%
*******************************
Supplemental Non-GAAP Metrics (a):
Adjusted EBITDA	$303.6	$256.4	18%
Adjusted EBITDA, net of funding costs	$275.3	$219.7	25%
Core earnings	$146.9	$112.6	30%
Core earnings per diluted share	$2.38	$2.03	17%

(a)
See “Financial Measures” below for a discussion of adjusted EBITDA, adjusted EBITDA, net of funding costs, adjusted EBITDA margin, core earnings, core earnings per diluted share and other non-GAAP financial measures.

CONSOLIDATED RESULTS

Revenue increased 20 percent to $891.6 million while adjusted EBITDA increased 18 percent to $303.6 million for the first quarter of 2012. Net income per diluted share (EPS) increased 19 percent to $1.86 and core earnings per diluted share (core EPS) increased 17 percent to $2.38 for the first quarter of 2012, exceeding the Company’s guidance of $2.13.

Diluted shares outstanding were 61.8 million for the first quarter of 2012, an increase of 6.4 million dilutive shares as compared to the first quarter of 2011. The increase is primarily attributable to a 4.9 million share increase in ‘phantom shares,’ which are shares that the Company never has to economically settle, and a 2.7 million share increase in convertible debt warrants, partially offset by share repurchases over the last 12 months.

Ed Heffernan, president and chief executive officer, commented, “It was another strong quarter for Alliance Data – our revenue increased 20 percent and core EPS increased 17 percent compared to the first quarter of 2011. Without the increase in phantom shares, core EPS increased an impressive 27 percent compared to the first quarter of 2011.”

“We continued to see solid momentum in all three of our business segments. For Private Label, cardholder spending remained robust, increasing 20 percent compared to the first quarter of 2011 driving 7 percent growth in average credit card receivables. At LoyaltyOne, a balance of discretionary and non-discretionary spending by collectors drove issuance growth over 11 percent compared to the first quarter of 2011. Lastly, Epsilon continued to benefit from cross-sell/up-sell opportunities as customers such as The Container Store increasingly request bundled marketing solutions.

Heffernan continued, “On our fourth quarter 2011 earnings call, we discussed the desire to opportunistically bolster our liquidity ‘war-chest.’ During the first quarter of 2012, we did just that by adding over $750 million in new borrowings at a blended interest rate of approximately 5 percent. Total liquidity for Alliance Data now exceeds $1.3 billion and is expected to grow further during 2012.”

SEGMENT REVIEW

LoyaltyOne: Revenue for the segment increased $40.1 million, or 18 percent, to $257.8 million for the first quarter of 2012. Unfavorable exchange rates lowered revenue by $4.1 million compared to the first quarter of 2011, while higher collector redemptions increased redemption revenue by $38.7 million compared to the first quarter of 2011. Adjusted EBITDA was $58.4 million, essentially flat to the first quarter of 2011. Excluding the impact of unfavorable Canadian exchange rates ($1.0 million), higher operating losses associated with international expansion in Brazil and India ($2.1 million) and one-time marketing expenses associated with the launch of a new instant rewards program ($4.5 million), adjusted EBITDA increased 13 percent for the first quarter of 2012.

AIR MILES® reward miles issued increased 11 percent during the first quarter of 2012 compared to the prior year quarter due to positive growth in consumer credit card spending and increased promotional activity in the gas and grocer sectors. AIR MILES reward miles redeemed increased 26 percent during the first quarter of 2012 compared to the prior year quarter. As expected, the introduction of a five-year expiry policy to the AIR MILES Reward Program on December 31, 2011 stimulated redemption activity during the quarter. The Company believes that redemption activity will moderate and return to normal year-over-year growth rates in the 2 to 3 percent range for the remainder of 2012.

The new instant reward program, AIR MILES® Cash, launched during the first quarter of 2012. To date, approximately 350,000 collectors have enrolled in the program, which is currently being offered at four sponsors - Shell, Metro, Jean Coutu and Rexall. The Company expects to expand the program to ten sponsors by the end of 2012, with a focus on high frequency retail sponsors.

During the quarter, LoyaltyOne announced that it signed a new multi-year agreement with Toys“R”Us, Canada to issue AIR MILES reward miles in its 73 stores across Canada. In addition, the dotz coalition loyalty program in Brazil, in which the Company has a 37 percent ownership interest, continued its national rollout during the quarter by entering the interior Sao Paulo market. Current plans are for dotz to enter into an additional three Brazilian markets by the end of 2012.

Epsilon: Revenue for the segment increased $72.2 million, or 46 percent, to $227.9 million for the first quarter of 2012. Excluding the Aspen Marketing Services (Aspen) acquisition completed May 31, 2011, revenue growth was approximately 5 percent compared to the first quarter of 2011. By line of business, database/digital revenue increased 7 percent to $104.6 million for the first quarter of 2012. Data revenue was flat at $40.4 million for the first quarter of 2012, with solid growth in Abacus transactional data offset by softness in consumer demographic data offerings, primarily due to weakness in select industry sectors. Agency/analytics revenue increased 369 percent to $82.9 million for the first quarter of 2012, boosted by the Aspen acquisition.

Adjusted EBITDA increased 18 percent to $39.8 million for the first quarter of 2012. Excluding Aspen, adjusted EBITDA was essentially flat to the first quarter of 2011. Excluding one-time costs associated with the relocation of a data center along with incremental 2012 spend on infrastructure and security build-out to support future growth, organic adjusted EBITDA growth was approximately 5 percent. Adjusted EBITDA margin was 18 percent for the first quarter of 2012, down from 22 percent in the prior year quarter primarily due to a shift in revenue mix with the Aspen acquisition.

During the quarter, Epsilon signed a new multi-year agreement with Northwestern Mutual Life Insurance Company, a FORTUNE 500, Milwaukee-based financial security company. Under the terms of the agreement, Epsilon will manage and deploy Northwestern Mutual permission-based email newsletters and email marketing initiatives. Epsilon will also provide a customized contact management tool, monitoring of campaign performance, and guidance for improving Northwestern Mutual’s email programs. In addition, Epsilon signed a new multi-year agreement with The Container Store to provide comprehensive data and database marketing services designed to fuel The Container Store’s marketing efforts to acquire and retain customers and increase sales. Also, Epsilon, through its Aspen division, will provide strategic consulting and advanced analytics to create customer segmentation models based on specific criteria and behaviors to better identify and target customers with useful information and offers.

Private Label Services and Credit: Revenue increased 10 percent to $407.3 million for the first quarter of 2012. Net finance charge income increased $34.2 million, or 10 percent, while transaction revenue increased $4.3 million, or 16 percent, primarily due to higher merchant fees. Gross yield for the first quarter of 2012 increased to 28.3 percent, up 0.8 percent from the prior year quarter.

Adjusted EBITDA, net of funding costs increased 34 percent to $196.1 million for the first quarter of 2012. The provision for loan loss expense declined 27 percent to $49.3 million for the first quarter of 2012 as a result of continued improvement in credit trends. The principal charge-off rate for the first quarter of 2012 was 5.3 percent, down from 7.9 percent in the prior year quarter. Portfolio funding costs were $28.3 million for the first quarter of 2012, or 2.1 percent of average credit card receivables, compared to $36.7 million, or 3.0 percent of average credit card receivables, in the first quarter of 2011. The first quarters of 2012 and 2011 include mark-to-market gains on interest rate derivatives of $7.0 million and $9.9 million, respectively. These non-cash, mark-to-market gains have been excluded from the calculation of core EPS and netted against the non-cash interest expense line in the attached RECONCILIATION OF NON-GAAP INFORMATION.

Credit sales increased 20 percent compared to the first quarter of 2011 as a result of strong cardholder spending coupled with the ramp-up of programs added during 2011. Average credit card receivables increased 7 percent compared to the first quarter of 2011 as customer payment rates stabilized on a year-over-year basis. Credit card receivables were $5.4 billion at March 31, 2012, up 12 percent compared to March 31, 2011, while the allowance for loan loss was $447.5 million at March 31, 2012 or 8.2 percent of ending credit card receivables. Delinquency rates improved to 4.0 percent of principal receivables at March 31, 2012, down from 4.9 percent at March 31, 2011.

Private Label recently signed a new, long-term agreement to provide private label credit card services to Premier Designs, a leading direct sales and service company of high fashion jewelry. Under terms of the agreement, Alliance Data will purchase Premier Designs’ existing file of private label credit card accounts, representing a modest-size portfolio. In addition, during the quarter, Private Label signed long-term renewal agreements to continue providing private label credit card services with Little Switzerland, Inc., a leading multichannel retailer of duty-free merchandise; The Buckle, Inc., a leading multichannel retailer of private label and brand name on-trend apparel, accessories and footwear for fashion-conscious young men and women; and Reeds Jewelers, a leading multichannel jewelry retailer.

Liquidity

Corporate liquidity remained strong with approximately $1.3 billion available at March 31, 2012, representing approximately $400 million of cash and $900 million of available borrowing capacity. The key loan covenant ratio, core debt to adjusted EBITDA, was 2.3 to 1 at March 31, 2012, substantially below the covenant ratio of 3.50 to 1.

During the first quarter of 2012, the Company issued $500 million of senior notes at a rate of 6.375% that mature in 2020. In addition to the bond offering, the Company raised $250.5 million of bank debt at LIBOR plus 200 basis points and extended the maturity of its Term Loan A by one year to 2017. All in, the Company raised $750.5 million at a blended rate of approximately 5.1%.

Available liquidity at the bank subsidiary level totaled $2.8 billion as of March 31, 2012. The Company’s bank subsidiaries paid $57.5 million in dividends to Alliance Data during the first quarter of 2012.

The Company has a board-approved program authorizing the repurchase of up to an aggregate amount of $400 million of the Company’s common stock through the end of 2012. During the first quarter of 2012, the Company acquired a nominal number of shares under this program.

2012 Outlook

Second Quarter 2012: The Company expects approximately 13 percent growth in revenue and 15 percent growth in core earnings for the second quarter of 2012. Core EPS is expected to increase approximately 5 percent to $1.85, less than the growth in core earnings due to an expected year-over-year increase in phantom shares included in the diluted share count.

Full Year: The Company is raising 2012 guidance for core earnings from $511 million to $536 million – a 22 percent increase compared to 2011 - but maintaining guidance for core EPS of $8.45 due to incremental phantom shares included in diluted shares outstanding. Original guidance of 60.5 million diluted shares outstanding for 2012 assumed 7 million phantom shares. Based upon the projected average Alliance Data share price for 2012, the Company has revised guidance to 63.4 million diluted shares outstanding, which assumes 8.3 million phantom shares. This projected increase in phantom shares is expected to dampen core EPS growth in 2012 by approximately $0.17.

Financial Measures

In addition to the results presented in accordance with generally accepted accounting principles, or GAAP, the Company presents financial measures that are non-GAAP measures, such as constant currency financial measures, adjusted EBITDA, adjusted EBITDA margin, adjusted EBITDA net of funding costs, core earnings and core earnings per diluted share (core EPS). The Company believes that these non-GAAP financial measures, viewed in addition to and not in lieu of the Company’s reported GAAP results, provide useful information to investors regarding the Company’s performance and overall results of operations. These metrics are an integral part of the Company’s internal reporting to measure the performance of reportable segments and the overall effectiveness of senior management. Reconciliations to comparable GAAP financial measures are available in the accompanying schedules and on the Company’s website. The financial measures presented are consistent with the Company’s historical financial reporting practices. Core earnings and core earnings per diluted share represent performance measures and are not intended to represent liquidity measures. The non-GAAP financial measures presented herein may not be comparable to similarly titled measures presented by other companies, and are not identical to corresponding measures used in other various agreements or public filings.

Conference Call

Alliance Data will host a conference call on Thursday, April 19, 2012 at 8:30 a.m. (Eastern Time) to discuss the Company’s 2012 first-quarter results. The conference call will be available via the Internet at www.AllianceData.com. There will be several slides accompanying the webcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. The recorded webcast will also be available on the Company’s website.

If you are unable to participate in the conference call, a replay will be available. To access the replay, please dial 855-859-2056 and enter “68345712”. The replay will be available from two hours after the end of the call until 11:59 P.M. (Eastern Time) on May 3, 2012.

About Alliance Data

Alliance Data® (NYSE:  ADS) and its combined businesses is North America’s largest and most comprehensive provider of transaction-based, data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today’s most recognizable brands.  Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and other emerging technologies.  Headquartered in Dallas, Alliance Data employs approximately 8,500 associates at 50 locations worldwide.

Alliance Data is a leading provider of marketing-driven credit solutions, and is the parent company of Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services, and LoyaltyOne®, which owns and operates the AIR MILES® Reward Program, Canada’s premier coalition loyalty program.  For more information about the company, visit our web site, www.AllianceData.com, or you can follow us on Twitter at www.Twitter.com/AllianceData.

Alliance Data’s Safe Harbor Statement/Forward Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company’s most recent Form 10-K.

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2012	2011

Revenue	$891.6	$740.4
Operating expenses:
Cost of operations	551.0	425.4
Provision for loan loss	49.3	67.7
Depreciation and amortization	38.7	35.4
Total operating expenses	639.0	528.5
Operating income	252.6	211.9
Interest expense, net:
Securitization funding costs	22.3	31.0
Interest expense on deposits	6.0	5.7
Interest expense on long-term and other debt, net	37.4	34.8
Total interest expense, net	65.7	71.5
Income before income taxes	186.9	140.4
Income tax expense	71.7	54.0
Net income	$115.2	$86.4

Per share data:
Basic – Net income	$2.30	$1.69

Diluted – Net income	$1.86	$1.56

Weighted average shares outstanding – basic	50.1	51.1
Weighted average shares outstanding – diluted	61.8	55.4

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	As of March 31, 2012	As of December 31, 2011	As of March 31, 2011
ASSETS
Cash and cash equivalents	$399.0	$216.2	$300.4
Credit card receivables, net	4,986.7	5,197.7	4,374.9
Redemption settlement assets (1)	494.8	515.8	483.9
Intangible assets, net	365.8	383.6	302.0
Goodwill	1,455.1	1,449.4	1,229.0
Other assets	1,200.9	1,217.5	1,339.3
Total assets	$8,902.3	$8,980.2	$8,029.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deferred revenue	$1,213.9	$1,226.4	$1,238.3
Deposits	1,287.8	1,353.8	830.7
Asset-backed securities debt – owed to securitization investors	2,909.8	3,260.3	3,299.4
Debt (2)	2,428.8	2,183.5	2,009.2
Other liabilities	768.4	780.2	600.9
Total liabilities	8,608.7	8,804.2	7,978.5
Stockholders' equity	293.6	176.0	51.0
Total liabilities and stockholders’ equity	$8,902.3	$8,980.2	$8,029.5
_______________

(1)
LoyaltyOne redemption settlement assets aggregate $549 million at March 31, 2011, including investments of $65 million in retained interests in the World Financial Network Bank Master Trusts. These amounts have been eliminated with the consolidation of these Master Trusts under ASC 860.

(2)
Included in debt is a discount of $139.4 million, $159.2 million and $215.2 million as of March 31, 2012, December 31, 2011 and March 31, 2011, respectively, associated with the Company’s adoption of an accounting standard associated with its convertible debt.

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three Months Ended March 31,
	2012	2011

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$115.2	$86.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	38.7	35.4
Deferred income taxes	8.0	7.8
Provision for loan loss	49.3	67.7
Non-cash stock compensation	12.3	9.1
Amortization of discount on convertible senior notes	19.8	17.7
Change in operating assets and liabilities, net of acquisitions	16.3	6.9
Other	(20.0)	(20.6)
Net cash provided by operating activities	239.6	210.4

CASH FLOWS FROM INVESTING ACTIVITIES:
Change in redemption settlement assets	34.6	4.4
Change in credit card receivables	257.5	433.0
Purchase of credit card receivables	(97.7)	(42.7)
Capital expenditures	(31.4)	(18.6)
Change in cash collateral, restricted	16.0	(132.6)
Other	(44.2)	15.2
Net cash provided by investing activities	134.8	258.7

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under debt agreements	699.5	202.0
Repayment of borrowings	(474.0)	(77.3)
Issuances of deposits	136.8	75.0
Repayments of deposits	(202.8)	(103.4)
Borrowings from asset-backed securities	–	174.5
Repayments/maturities of asset-backed securities	(350.5)	(535.2)
Proceeds from issuance of common stock	6.9	12.5
Purchase of treasury shares	(2.5)	(61.4)
Other	(6.3)	5.7
Net cash used in financing activities	(192.9)	(307.6)
Effect of exchange rate changes on cash and cash equivalents	1.3	(0.2)
Change in cash and cash equivalents	182.8	161.3
Cash and cash equivalents at beginning of period	216.2	139.1
Cash and cash equivalents at end of period	$399.0	$300.4

ALLIANCE DATA SYSTEMS CORPORATION
SUMMARY FINANCIAL HIGHLIGHTS
(In millions)
(Unaudited)

	Three Months Ended
	March 31,
	2012	2011	Change
Segment Revenue:
LoyaltyOne	$257.8	$217.7	18%
Epsilon	227.9	155.7	46%
Private Label Services and Credit	407.3	368.9	10%
Corporate/Other	0.4	0.3	33%
Intersegment Eliminations	(1.8)	(2.2)	nm
	$891.6	$740.4	20%

Segment Adjusted EBITDA:
LoyaltyOne	$58.4	$58.3	–%
Epsilon	39.8	33.7	18%
Private Label Services and Credit	224.4	183.3	22%
Corporate/Other	(19.0)	(17.4)	9%
Intersegment Eliminations	–	(1.5)	nm
	$303.6	$256.4	18%

Key Performance Indicators:
Private Label statements generated	37.1	34.7	7%
Average receivables	$5,321.5	$4,968.5	7%
Credit sales	$2,343.5	$1,953.7	20%
AIR MILES reward miles issued	1,229.8	1,110.5	11%
AIR MILES reward miles redeemed	1,249.8	988.6	26%

nm-not meaningful

ALLIANCE DATA SYSTEMS CORPORATION
RECONCILIATION OF NON-GAAP INFORMATION
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
Adjusted EBITDA and Adjusted EBITDA, net of funding costs:	2012	2011
Net income	$115.2	$86.4
Income tax expense	71.7	54.0
Total interest expense, net	65.7	71.5
Depreciation and other amortization	17.6	16.8
Amortization of purchased intangibles	21.1	18.6
EBITDA	291.3	247.3
Stock compensation expense	12.3	9.1
Adjusted EBITDA	$303.6	$256.4
Less: funding costs (1)	(28.3)	(36.7)
Adjusted EBITDA, net of funding costs	$275.3	$219.7

Core Earnings:
Net income	$115.2	$86.4
Add back non-cash non-operating items:
Stock compensation expense	12.3	9.1
Amortization of purchased intangibles	21.1	18.6
Non-cash interest expense (2)	16.4	13.6
Income tax effect (3)	(18.1)	(15.1)
Core earnings	$146.9	$112.6

Weighted average shares outstanding – diluted	61.8	55.4
Core earnings per share – diluted	$2.38	$2.03

_______________

(1)	Represents interest expense on deposits and securitization funding costs.
(2)
Represents amortization of imputed interest expense associated with our convertible debt, amortization of debt issuance costs, and valuation adjustments on financial instruments (i.e. gain on mark to market of interest rate derivatives).

(3)
Represents the tax effect for the related non-GAAP measure adjustments (tax deductible stock compensation expense, amortization of purchased intangibles, non-cash interest expense) using the Company’s effective tax rate for each respective period.

ALLIANCE DATA SYSTEMS CORPORATION
RECONCILIATION OF SEGMENT ADJUSTED EBITDA
(In millions)
(Unaudited)

	Three Months Ended March 31, 2012
	Operating Income	Depreciation and Amortization	Stock Compensation Expense	Adjusted EBITDA (1)
LoyaltyOne	$51.2	$5.1	$2.1	$58.4
Epsilon	11.8	24.4	3.6	39.8
Private Label Services and Credit	214.0	8.5	1.9	224.4
Corporate/Other	(24.4)	0.7	4.7	(19.0)
Intersegment Eliminations	–	–	–	–
	$252.6	$38.7	$12.3	$303.6

	Three Months Ended March 31, 2011
	Operating Income	Depreciation and Amortization	Stock Compensation Expense	Adjusted EBITDA (1)
LoyaltyOne	$51.1	$5.2	$2.0	$58.3
Epsilon	11.5	19.9	2.3	33.7
Private Label Services and Credit	172.7	9.0	1.6	183.3
Corporate/Other	(21.9)	1.3	3.2	(17.4)
Intersegment Eliminations	(1.5)	–	–	(1.5)
	$211.9	$35.4	$9.1	$256.4

_______________

(1)	Represents segment adjusted EBITDA and is equal to operating income plus depreciation, amortization and stock compensation expense.